Exhibit 99.1

Heritage Insurance Holdings, Inc. Reports Financial Results for Second Quarter of 2015

Clearwater, Fla., August 5, 2015 - Heritage Insurance Holdings, Inc. (NYSE:HRTG) (“Heritage” or the “Company”), a property and casualty insurance holding company, today reported its financial results for its second fiscal quarter ended June 30, 2015.

Second Quarter Highlights

•	37% increase in gross premiums written in Q2 2015 as compared to Q2 2014

•	114% increase in net premiums earned in Q2 2015 as compared to Q2 2014

•	30% increase in policy count compared to Q2 2014

•	Net income of $25.4 million for Q2 2015, an increase of 166% as compared to Q2 2014

•	Gross combined ratio of 71.1% for the quarter

Bruce Lucas, the Company’s Chairman and CEO, said, “We are pleased to report another quarter of growth and above market average returns for our investors. Despite some modest headwinds in our assumed business and general market softening, we are continuing to execute our voluntary business strategy while keeping an eye on the profitable diversification of our business. Importantly, personal residential policies in force during the quarter posted the largest sequential increase since our inception and commercial residential voluntary premiums in force increased nearly $7 million since the end of the first quarter. The Company remains focused on continued growth in Florida while simultaneously expanding into multiple new markets and delivering on these opportunities.”

Results of Operations

The following table summarizes our results of operations for the three and six months ended June 30, 2015 and 2014 (in thousands, except percentages and per share amounts):

	Three Months Ended			Six Months Ended
	June 30,			June 30,
	2015	2014	Change	2015	2014	Change
Revenue:
Gross premiums written	$135,597	$99,269	37%	$269,565	$168,172	60%
Gross premiums earned	$127,101	$64,125	98%	$253,102	$124,985	103%
Ceded premiums	$(32,255)	$(19,830)	63%	$(56,767)	$(38,454)	48%
Net premiums earned	$94,846	$44,295	114%	$196,335	$86,531	127%
Total operating revenue	$99,088	$46,539	113%	$204,216	$90,417	126%
Income before taxes	$40,990	$15,110	171%	$89,282	$26,931	232%
Net income	$25,400	$9,566	166%	$55,456	$17,454	218%
Per Share Data:
Book value per share	$10.42	$7.44	40%	$10.40	$7.44	40%
Earnings per diluted share	$0.84	$0.39	115%	$1.84	$0.80	130%
Return on average equity	33.9%	22.3%	12.0 pts	39.1%	23.1%	16.0 pts
Ratios to Gross Premiums Earned:
Ceded premium ratio	25.4%	30.9%	(5.5) pts	22.4%	30.8%	(8.4) pts
Loss ratio	26.7%	30.0%	(3.3) pts	26.3%	31.9%	(5.6) pts
Expense ratio	19.0%	19.0%	—	19.2%	18.9%	0.3 pts
Combined ratio	71.1%	79.9%	(8.8) pts	67.8%	81.6%	(13.8) pts
Ratios to Net Premiums Earned:
Loss ratio	35.8%	43.4%	(7.6) pts	33.8%	46.0%	(12.2) pts
Expense ratio	25.5%	27.5%	(2.0) pts	24.7%	27.3%	(2.6) pts
Combined ratio	61.3%	71.0%	(9.7) pts	58.5%	73.4%	(14.9) pts

Second Quarter 2015 Results

Net income for the second quarter of 2015 was $25.4 million compared to $9.6 million for the second quarter of 2014. The increase is primarily due to continued growth in gross premiums earned, and improvement in both the ceded premium and the gross loss ratio.

Gross premiums written were $135.6 million for the second quarter of 2015 compared to $99.3 million for the second quarter of 2014. Direct premiums written were $134.8 million. Assumed premiums written were $0.8 million, reflecting the modest Citizens take-out activity, net of opt-outs, in personal lines in the second quarter and approximately $2.3 million of premiums returned to Citizens due to mid-term cancellations and late-opt-outs from the first quarter commercial lines take-outs. Additionally, non-renewal activity in commercial lines due to competitive market conditions during the second quarter had a negative impact on direct premiums written.

Gross premiums earned were $127.1 million for the second quarter of 2015 compared to $64.1 million for the second quarter of 2014. Our premiums in force as of June 30, 2015 and 2014 were approximately $510.2 million and $316.8 million, respectively, contributing to the increase in gross premiums earned. $23.8 million of gross premiums earned during the quarter were attributable to commercial residential, a business line we started in the second half of 2014.

Ceded premiums as a percentage of gross premiums earned were 25.4% for the second quarter of 2015 compared to 30.9% for the second quarter of 2014. Ceded premiums in the second quarter included one month’s cost of our catastrophe reinsurance program that renewed on June 1, 2015 and two months cost of the 2014-2015 program. The cost of the 2015-2016 reinsurance program was approximately $177.0 million. Our new reinsurance program provides coverage for $1.77 billion of losses and loss adjustment expenses, of which $477.5 million was placed using catastrophe bonds. Additionally, we purchased reinstatement premium protection for an additional $440 million of coverage. Our 2014-2015 program provided $990 million of coverage, including $200 million of catastrophe bonds, and approximately $200 million of reinstatement coverage. The increase in the amount of coverage is due to our significant increase in premiums in force and total insured value, including the addition of commercial residential policies, which were not part of the 2014-2015 program. The pricing of the new program, on a risk adjusted basis, was modestly lower than last year’s program. Additionally, on June 1, 2015 we renewed our Per Risk reinsurance treaty, which had a cost of approximately $2.1 million.

The Company’s ceded premium ratio has benefitted the past three quarters from the significant Citizens take-outs during the fourth quarter of 2014 and the first quarter of 2015, as these policies required no additional catastrophe reinsurance coverage until June 1, 2015. The cost of our 2015-2016 castrophe reinsurance program represents approximately 34.7% of our in force premium at June 30, 2015.

The Company’s loss ratio on a gross basis decreased to 26.7% in the second quarter of 2015 from 30.0% in the second quarter of 2014 due to the continued benefit of commercial residential business, which has a lower non-catastrophe loss ratio.

The Company’s expense ratio on a gross basis remained flat at 19.0% for the second quarters of 2015 and 2014.

Overall, Heritage’s combined ratio on a gross basis improved to 71.1% for the second quarter of 2015 from 79.9% for the second quarter of 2014 as a result of decreases in the ceded premium ratio and the loss ratio, as discussed above.

First Half 2015 Financial Results

Net income in the first half of 2015 was $55.5 million as compared to $17.5 million for the first half of 2014. The first half of 2015 results, similar to the second quarter, were favorably impacted by the continued growth in gross premiums earned, and improvement in the ceded premium ratio and the gross loss ratio.

Book Value Analysis

Book value per share increased 22% from $8.56 at December 31, 2014 to $10.42 at June 30, 2015. The increase in the Company’s book value per share resulted from the Company’s growth in net income.

	As Of
Book Value Per Share	June 30, 2015	Dec 31, 2014	June 30, 2014
Numerator:
Common stockholders’ equity	$312,100	$255,089	$221,607

Denominator:
Total Shares Outstanding	29,995,560	29,794,960	29,794,960

Book Value Per Common Share	$10.42	$8.56	$7.44

Conference Call Details:

Thursday, August 6, 2015 – 10:00 a.m. EDT

Participant Dial-in Numbers Toll Free: 1-888-346-3095

Participant International Dial In: 1-412-902-4258

Canada Toll Free: 1-855-669-9657

Webcast:

To listen to the live webcast, please go to the investor section of the company’s website. This webcast will be archived and available for replay.

HERITAGE INSURANCE HOLDINGS, INC AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME AND OTHER COMPREHENSIVE INCOME

(In thousands, except share data and per share)

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
REVENUE:
Gross premiums written	$135,597	$99,269	$269,565	$168,172
Increase in gross unearned premiums	(8,496)	(35,144)	(16,463)	(43,187)

Gross premiums earned	127,101	64,125	253,102	124,985
Ceded premiums	(32,255)	(19,830)	(56,767)	(38,454)

Net premiums earned	94,846	44,295	196,335	86,531
Net investment income	2,090	719	3,723	1,337
Net realized gains (losses)	(116)	24	(119)	(18)
Other revenue	2,268	1,501	4,277	2,567

Total revenue	99,088	46,539	204,216	90,417
EXPENSES:
Losses and loss adjustment expenses	33,909	19,244	66,448	39,831
Policy acquisition costs	12,253	6,384	25,346	10,857
General and administrative expenses	11,936	5,801	23,140	12,798

Total expenses	58,098	31,429	114,934	63,486

Income before income taxes	40,990	15,110	89,282	26,931
Provision for income taxes	15,590	5,544	33,826	9,477

Net income	$25,400	$9,566	$55,456	$17,454

OTHER COMPREHENSIVE INCOME:
Change in net unrealized gains (losses) on investments	(2,663)	2,908	(5,470)	4,918
Reclass adjustment for net realized investment gains (losses)	116	(24)	119	18
Income tax (expense) benefit related to items of other comprehensive income	983	(1,112)	2,064	(1,904)

Total comprehensive income	$23,836	$11,338	$52,169	$20,486

Weighted average shares outstanding
Basic	29,877,636	22,119,754	29,838,322	19,256,172

Diluted	30,268,496	24,333,476	30,192,216	21,684,230

Earnings (loss) per share
Basic	$0.85	$0.43	$1.86	$0.91
Diluted	$0.84	$0.39	$1.84	$0.80

About Heritage

Heritage Insurance Holdings, Inc. (NYSE: HRTG) is a property and casualty insurance holding company headquartered in Clearwater, Florida. Its subsidiary, Heritage Property & Casualty Insurance Company, writes over $500 million of personal and commercial residential premium through a large network of experienced agents. Heritage is led by an experienced senior management team with an average of 28 years of insurance industry experience.

Forward-Looking Statements

Statements in this press release that are not historical facts are forward-looking statements that are subject to certain risks and uncertainties that could cause actual events and results to differ materially from those discussed herein. Without limiting the generality of the foregoing, words such as “may,” “will,” “expect,” “believe,” “anticipate,” “intend,” “could,” “would,” “estimate,” “or “continue” or the other negative variations thereof or comparable terminology are intended to identify forward-looking statements. The risks and uncertainties that could cause our actual results to differ from those expressed or implied herein include, without limitation: the success of the Company’s marketing initiatives, inflation and other changes in economic conditions (including changes in interest rates and financial markets); the impact of new federal and state regulations that affect the property and casualty insurance market; the costs of reinsurance and the collectability of reinsurance; assessments charged by various governmental agencies; pricing competition and other initiatives by competitors; our ability to obtain regulatory approval for requested rate changes, and the timing thereof; legislative and regulatory developments; the outcome of litigation pending against us, including the terms of any settlements; risks related to the nature of our business; dependence on investment income and the composition of our investment portfolio; the adequacy of our liability for losses and loss adjustment expense; insurance agents; claims experience; ratings by industry services; catastrophe losses; reliance on key personnel; weather conditions (including the severity and frequency of storms, hurricanes, tornadoes and hail); changes in loss trends; acts of war and terrorist activities; court decisions and trends in litigation; and other matters described from time to time by us in our filings with the Securities and Exchange Commission, including, but not limited to, the Company’s Annual Report on Form 10-K for the year ended December 31, 2014 filed with the Securities and Exchange Commission on March 18, 2015. In addition, investors should be aware that generally accepted accounting principles prescribe when a company may reserve for particular risks, including litigation exposures. Accordingly, results for a given reporting period could be significantly affected if and when a reserve is established for a major contingency. Reported results may therefore appear to be volatile in certain accounting periods. The Company undertakes no obligations to update, change or revise any forward-looking statement, whether as a result of new information, additional or subsequent developments or otherwise.

Heritage Insurance Holdings Inc.

Investor Contact:

Stephen Rohde, CFO

727-362-7204

srohde@heritagepci.com

or

Melanie Skijus, Investor Relations Director

727-362-7262

mskijus@heritagepci.com